EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-234781, and 333-219196 on Form S-3 and Nos. 333-184214 and 333-189684 on Form S-8 of our reports dated March 9, 2020, relating to the consolidated financial statements of Summit Midstream Partners, LP and subsidiaries (the “Partnership”), and the effectiveness of the Partnership's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Summit Midstream Partners, LP for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 9, 2020

EX 23.1-1